Exhibit 99.1
CIRCOR Files Form 12b-25 and Announces Review of Potential Strategic Alternatives

Burlington, MA, March 14, 2022 ─ CIRCOR International, Inc. (NYSE: CIR) (“CIRCOR” or “the Company”), one of the world’s leading providers of mission critical flow control products and services for the Industrial and Aerospace & Defense markets, today announced that it has filed a Form 12b-25 with the U.S. Securities and Exchange Commission providing the Company a 15-day extension to file its Annual Report on Form 10-K (the “Form 10-K”) for the year ended December 31, 2021. Separately, the Company also announced that its Board of Directors (the “Board”) is reviewing third-party inquiries regarding strategic alternatives to enhance value for shareholders.

Form 12b-25 Extension

In the course of completing the audit of the consolidated financial statements to be filed as part of Form 10-K, the Company and the Company’s independent registered public accounting firm Ernst & Young LLP uncovered accounting irregularities in the financial statements with respect to the Company’s Pipeline Engineering business unit, which is a part of its Industrial reportable segment. The operations for this business unit are primarily located in Catterick, England. Prior to the discovery of these irregularities, the Pipeline Engineering business unit accounted for approximately 3% and 2% of the Company’s total reported revenue in 2020 and 2019, respectively. The irregularities, however, preliminarily appear to account for balance sheet and income statement entries in the range of $35 to $45 million of pre-tax income on a cumulative basis over a period of at least five years. These estimates are subject to change until the filing of our Form 10-K and are not inclusive of other direct and indirect accounting effects of the accounting irregularities.

The Company, together with an outside law firm and an independent forensic accounting firm, under the oversight of the Audit Committee of the Company’s Board of Directors is conducting a review of the financial statements of this business unit. Although the review is still underway, the Company expects to restate its consolidated financial statements for 2019 through 2021. As such, investors should not rely on the Company’s previously filed financial statements and related disclosures for (i) the years ended December 31, 2018, December 31, 2019 and December 31, 2020 included in its Annual Reports on Form 10-K, (ii) each of the quarterly and year-to-date periods for 2020 and (iii) the quarterly and year-to-date periods for the nine months ended October 3, 2021.

The Company’s management is also in the process of assessing the effectiveness of its internal control over financial reporting and its disclosure controls and procedures. Although the assessment is not yet complete, the review is likely to result in one or more material weaknesses in the Company’s internal control over financial reporting during the applicable periods; the assessment will be included in the Form 10-K.

The Company has dedicated significant resources to completing its review and the filing of the Form 10-K; however, no assurance can be given that the Company will be successful in filing the Form 10-K prior to the expiration of the extension period. The Company assumes no duty to update the status of the review until the Form 10-K is filed with the SEC. The Company will make a subsequent announcement to schedule the date and time of its fourth-quarter and full-year 2021 earnings release and conference call.

Review of Strategic Alternatives

Beginning in January 2022, the Board received multiple inquiries from third parties regarding a potential transaction with CIRCOR and engaged in preliminary discussions with the interested parties. As a result of those preliminary discussions, in February 2022, the Board initiated a full review of all potential strategic alternatives available to CIRCOR to enhance value for shareholders including, but not limited to, a possible sale of some or all assets of the Company (whether in whole or in parts), merger, divestiture, or other strategic transaction. The Board remains engaged in exploring these alternatives.

Helmuth Ludwig, Chair of the Board, said, “Our decision to evaluate strategic alternatives reinforces the Board’s focus on generating value for all our stakeholders, including our shareholders, employees, customers, and suppliers. We have successfully repositioned the CIRCOR portfolio and are confident that continued execution of our strategic priorities will create substantial value for our shareholders. At the same time, we believe that there may be significant incremental value within CIRCOR that may be unlocked through strategic alternatives. As a result, we are evaluating all possible paths to maximize shareholder value.”

CIRCOR does not intend to comment further on the process unless and until the Board has determined that such disclosure is appropriate or required. The exploration of strategic alternatives may not result in any transaction or strategic change.

The Board has retained Evercore and JP Morgan Securities LLC as its financial advisors, and Ropes & Gray as its legal advisor to assist with this review process.

About CIRCOR International, Inc.

CIRCOR International is one of the world’s leading providers of mission critical flow control products and services for the Industrial and Aerospace & Defense markets. The Company has a product portfolio of market-leading brands serving its customers’ most demanding applications. CIRCOR markets its solutions directly and through various sales partners to more than 14,000 customers in approximately 100 countries. The Company has a global presence with approximately 3,100 employees and is headquartered in Burlington, Massachusetts. For more information, visit the Company’s investor relations website at http://investors.circor.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the expectations the Company describes in its forward-looking statements. Substantial reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of CIRCOR. Important factors that could cause actual results to differ materially from expectations include, but are not limited to findings and conclusions of the Audit Committee’s review; the Company’s expectations regarding materiality or significance; the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures; the potential for a material weakness in the Company’s internal controls over financial reporting or other potential weaknesses of which the Company is not currently aware or which have not been detected; the risk that the completion and filing of the Annual Report will take longer than expected; additional information that may arise during the preparation of the Company’s financial statements; the timing and outcome, if any, of the Company’s strategic alternatives review; and the risks detailed from time to time in the Company’s periodic reports filed with the SEC. Before making any investment decisions regarding CIRCOR, the Company strongly advises you to read the section entitled “Risk Factors” in its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q, which can be accessed under the “Investors” link of the Company’s website at www.circor.com. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact

Alex Maki
Vice President - FP&A and Investor Relations
CIRCOR International
(781) 270-1200